Exhibit 23

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We have issued our report dated June 20, 2005, accompanying the financial statements included in the Annual Report of SpectraScience, Inc. on Form 10-KSB, for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statement of SpectraScience, Inc. on Form S-8 (File No. 333-57038).

/s/ J.H. Cohn LLP

San Diego, California
July 6, 2005